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FOR IMMEDIATE RELEASE
Contact:	Trudy M. Self Self & Associates (909) 336-5685

ADVANCED MEDICAL INSTITUTE INC. ANNOUNCES PRELIMINARY UNAUDITED RESULTS FOR THE YEAR ENDED JUNE 30, 2006

SYDNEY, Australia--Sept. 15, 2006--Advanced Medical Institute Inc. (Pink Sheets:AVMD), a leading provider of treatment for erectile dysfunction (ED) and premature ejaculation (PE) treatment in Australia and New Zealand, has completed the audit of its Australian subsidiary and expects to complete the audit of the parent company for the fiscal year ended June 30, 2006 prior to September 28, 2006. All figures are in U.S. dollars.

"The preliminary, unaudited results suggest that 2006 was a record year for AVMD," said Dr. Jacov Vaisman, founder, chairman of the board, CEO and president. "Unaudited revenues for the year ended June 30, 2006 were $30,453,128 compared to $15,560,078 for the year ended June 30, 2005, an increase of $14,893,050 or 95.7%. The increase in revenue in the twelve-month period is primarily attributable to the increase in the number of customers during the year. We attribute this increase to additional advertising for our premature ejaculation (PE) segment, increased brand name recognition, and the results of those who have used our products."

"In addition, our unearned revenue for the year ended June 30, 2006 increased by $2,084,008 to $3,887,052 compared to an increase of $211,580 to $1,803,044 for the year ended June 30, 2005. Deferred income from these contracts is amortized on a straight-line basis over the term of the contracts, often one year," Vaisman added.

"Revenue from AMI Australia's PE treatment programs increased by $10,076,979 or 176% and revenue from AMI Australia's erectile dysfunction (ED) treatment programs increased by $4,304,247 or 47% in the year ending June 30, 2006, compared with the previous year period. AMI Australia also generated $293,591 in revenue from its prostate programs, a new treatment area, in the twelve months ending June 30, 2006. The number of people in AMI Australia's PE and ED treatment programs increased by 123% and 19% respectively compared to the twelve months ending June 30, 2005," stated Vaisman.

"The cost of revenues increased in dollar terms but was less in percentage terms because we increased the number of people employed by AMI Australia to service and sell the additional number of PE, ED and prostate treatment programs during the year. Cost of revenue increased to $7,940,836 in the twelve months ended June 30, 2006 compared with $4,443,899 in the twelve months ended June 30, 2005. As a percentage of revenue, cost of revenue was 26.1% in the twelve months ended June 30, 2006 compared with 28.6% in the twelve months ended June 30, 2005," he added.

"Gross profit was $22,512,292 in the year ended June 30, 2006 compared with $11,116,179 in the year ended June 30, 2005. As a percentage of revenue, gross profit increased to 73.9% in the year ended June 30, 2006 from 71.4% in the previous year period. The 2.5% increase in the gross profit percentage is primarily attributable to the growth in AMI Australia's revenue and our continued ability to improve margins while managing costs," Vaisman said.

"Income before income tax was $3,729,608 in the twelve months ended June 30, 2006 compared to $831,314 in the twelve months ended June 30, 2005. This increase was primarily attributable to the increase in revenue resulting from additional advertising expenditure and decrease in percentage of costs and expenses during the twelve months ended June 30, 2006. The increase is also attributable to an increase in our product recognition and recognition of the 'AMI' name in Australia.

"Net income was $2,533,121 for the year ended June 30, 2006 compared with $1,036,041 for the previous year period and increase of 144.5%," stated Vaisman.

“During 2006 our focus on increasing our penetration of the PE market while retaining our position in the Australian ED treatment market resulted in substantial gains in revenues and profitability. We look forward to continuing to report on our progress in existing markets and believe we are positioned to take advantage of the new opportunities that we are currently developing in our newer markets in Asia and New Zealand," Dr. Vaisman concluded.

 About the Company

Advanced Medical Institute Inc., (Pink Sheets:AVMD), headquartered in Sydney, Australia, is a leading provider of treatment programs for erectile dysfunction and premature ejaculation in Australasia. The Company operates 22 treatment clinics in Australia and New Zealand, has more than 255 employees, including 48 medical personnel, and since its inception, has provided treatment or counseling to more than
300,000 patients. Advanced Medical Institute and its predecessor companies began treating PE and ED patients in 1993. For more information, visit the company's website at: http://www.avmd.com.au.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the Company's expectation regarding revenue, profit and income results for the fiscal year ended June 30, 2006 and the timing of filing of the Company's Form 10-KSB for the fiscal year ended June 30, 2006. Actual results could differ materially from those contained in the forward-looking statements and are based on current expectations that involve a number of risks and uncertainties, including, but not limited to, the timing of closing our books and issuing final financial results. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company's operations and financial performance and condition, including, without limitation, statements regarding the Company's expected fiscal year 2006 revenue, profit and income results. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the Company's most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005.

STATEMENTS OF INCOME

	For the year ended June 30,
	2006	2005
	(Unaudited)
Sales, net	$30,453,128	$15,560,078

Cost of sales	(7,940,836)	(4,443,899)

Gross profit	22,512,292	11,116,179

Selling, general and administrative expenses	(19,153,393)	(10,356,766)

Income from operations	3,358,899	759,413

Other (Income) Expense
Rental income	24,074	59,734
Bank interest	25,960	7,970
Other interest income	-	1,468
Legal settlement	269,219	-
Sundry Income	52,733	8,439
Provision for doubtful debt written back	-	15,116
Borrowing costs	(1,277)	(20,826)

Total Other (Income) Expense	370,709	71,901

Income/(loss) before income taxes	3,729,608	831,314

Income Tax Expense	(1,196,487)	204,727

Net Income	2,533,121	1,036,041

Net income attributable to outside equity interest	(67,927)	(36,886)

Net income attributable to the parent entity	$2,465,194	$999,155